Exhibit 10.8

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

REFUNDABLE ADVANCE BENEFICIARY AGREEMENT

(FINANCIAL AID AGREEMENT)

Funding for Business Cluster Development Project

“SIGHT AGAIN”

BETWEEN THE UNDERSIGNED

Bpifrance Financement

A French public limited company (“Société Anonyme”) with share capital of €759,916,144, registered in the Créteil Trade and Companies Register under number 320 252 489, whose head office is at 27-31 Avenue du Général Leclerc, 94710 Maisons-Alfort,

Represented by Paul-François Fournier, Senior Executive VP of the Innovation Division, duly authorized for the purposes hereof.

Hereinafter “Bpifrance”

of the first part,

And

GENSIGHT BIOLOGICS

A French public limited company (“Société Anonyme”), registered in the Paris Trade and Companies Register under number 751 164 757, whose head office is at 89 Rue du Faubourg Saint-Antoine, 75011 Paris Cedex,

Represented by Bernard Gilly, Chairman and CEO

Hereinafter “the Beneficiary”

of the other part,

Hereinafter jointly referred to as “the Parties”,

•	Having regard to Article 8 of the French Amending Finance Law for 2010, Law No. 2010-237 of March 9, 2010,

•	Having regard to the agreement entered into between the French government and Bpifrance on October 13, 2010 regarding the Investments for the Future Program,

•	Having regard to the Community Framework for State Funding for Research and Development and Innovation No. 2006/C 323/01 published in the Official Journal of the European Union (OJEU) on December 30, 2006,

•	Having regard to French Industrial Innovation Agency (AII) aid scheme N121/2006 of July 19, 2006, extended by aid scheme SA 33617,

•	Having regard to the French administrative order of December 28, 2007 setting the effective date of the foregoing transactions,

•	Having regard to the application for Projet Structurant des Pôles de Compétitivité, or PSPC filed on April 30, 2014 by “GENSIGHT BIOLOGICS”, duly authorized by the other contributors to the Project, hereinafter referred to as “the Partners”, to fund the PSPC Project entitled “SIGHT AGAIN”, hereinafter referred to as “the Project”,

•	Having regard to the return receipt regarding said application for Funding issued by Bpifrance to the Project Manager on July 4, 2014 and the review of said application by Bpifrance,

•	Having regard to the decision of the French Prime Minister dated November 17, 2014,

•	Having regard to Bpifrance’s notification, by letter dated November 25, 2014, of its consent to fund said Project in view of the incentive effect of the Funding provided for the development of the proposed innovations,

•	Having regard to all Partnership Agreements entered into individually or collectively between the Project Manager and the Project Partners and any and all related documents and agreements, hereinafter referred to as the “Partnership Agreements”, and

•	Having regard to the Master Agreement regarding the “SIGHT AGAIN” PSPC Project entered into concurrently herewith by and between Bpifrance and the Beneficiary(ies), hereinafter referred to as the “Master Agreement”.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

The definitions used herein are given in the introductory clause to the Master Agreement, the provisions of which apply to the Beneficiary in its capacity as a signatory party.

1 - PURPOSE, AMOUNT AND FORM OF THE FUNDING

1.1 – Purpose

This Repayable Advance Beneficiary Agreement sets forth the special terms and conditions regarding the Funding paid in the form of a Repayable Advance granted to the Beneficiary by Bpifrance in respect of the Beneficiary’s involvement in the “SIGHT AGAIN” Projet de R&D Srtucturant pour la Compétitivité that is the subject-matter of the Master Agreement entered into concurrently herewith. Said special terms and conditions set forth, inter alia, the objectives, the end purpose and a description of the Industrial Deployment and Marketing phases as well as the obligations incumbent on the Beneficiary, in particular with regard to the Financial Returns.

In consideration of said Funding, the Beneficiary undertakes to perform the Industrial Research and Experimental Development work for which it is responsible in relation to the Project, in accordance with the undertakings made in the Master Agreement and the schedules thereto, and to implement all the human, technical, financial and commercial means required for the purposes of ensuring successful Industrial Deployment and marketing the products or services resulting from the Project.

Furthermore, the Beneficiary undertakes to pay Bpifrance the Financial Returns subject to the terms and conditions provided for herein.

1.2 – Amount of funding

The Repayable Advance granted to the Beneficiary by Bpifrance under the terms and conditions provided for in clause 2 hereof is of a maximum amount of €5,685,975 (five million six hundred eighty five thousand nine hundred seventy five euros).

Said funding shall be exclusively assigned to the Project defined in clause 1.2.1 of the Master Agreement.

The total estimated cost of the Project submitted by the Beneficiary is €[**] ([**] euros) excluding tax.

The estimated Project expenditure included in the Funding Budget allocated to the Beneficiary for Experimental Development amounts to €[**] ([**] euros).

The Repayable Advance granted to the Beneficiary by Bpifrance for the purposes of Experimental Development amounts to [**]% ([**] per cent) of the total expenditure excluding tax provided for in the Funding Budget.

2 - TERMS AND CONDITIONS OF PAYMENT OF THE FUNDING

The Repayable Advance shall be paid to the Beneficiary by Bpifrance in accordance with the terms and conditions set forth in this clause and with the terms and conditions provided for in clauses 2.2 and 2.3 of the Master Agreement.

For this purpose, the Beneficiary undertakes to provide the Project Manager with its summary expenditure statements in accordance with the stipulated model and with the Key Milestones defined in the Master Agreement. Said statements shall be certified by the Beneficiary’s statutory auditor or chartered accountant or by external auditors selected with Bpifrance’s approval.

The Beneficiary also undertakes to include a statement, certified as accurate, of the State funding received by it in relation to all or part of the Project, irrespective of the form and source of such funding, with the final summary expenditure statements on the basis of which the balance of the funding will be settled.

The amount of each payment payable to the Beneficiary as defined in clauses 2.2 and 2.3 of the Master Agreement is conditional, inter alia, on fulfillment of any special terms and conditions provided for in clause 1.4 of the Master Agreement and, if Bpifrance sees fit to so request, on the submission of the Beneficiary’s balance sheets, income statements and notes to the financial statements if a reporting period has ended since the date of the last payment.

The provisional payment schedule is as follows:

	First Repayable Advance payment	Maximum Repayable Advance payment per Key Milestone				Total Repayable Advance payments
		KM1	KM2	KM3	KM4*

Provisional amounts of Repayable Advance payments (€)	678,000	2,675,000	494,000	852,975	996,000	5,685,975

*	at least 15% of the final Repayable Advance

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Each payment shall be credited to account no. [**] opened with [**] in the Beneficiary’s name. The entries made by Bpifrance’s Accounts Department shall constitute a sufficient record of the payment of the Funding.

The exemptions from Bpifrance’s obligation to pay the Funding are set forth in clause 2.3 of the Master Agreement. Such exemptions mainly relate to the rejection of the expenditure statements submitted by the Beneficiary, failure by the Beneficiary to perform its obligations related to the Project or pursuant to other agreements or transactions entered into with Bpifrance, or cases where Bpifrance considers that changes in the Beneficiary’s technical and/or financial capacity will prevent it from duly implementing the program.

3 - REPORTING ON INDUSTRIAL DEPLOYMENT AND MARKETING

The Beneficiary undertakes to report any implementation issue and any incident that could affect this phase to Bpifrance and the Project Manager. The Beneficiary shall take all necessary steps to keep Bpifrance informed of the progress of the Project for the purposes of verifying the achievement of the expected results and fulfillment of the conditions for the Project’s success and, if necessary, shall implement appropriate measures as defined in clauses 2.6 and 2.7 of the Master Agreement.

3.1 – Annual operation reports

As from the effective date of the Master Agreement and this Repayable Advance Beneficiary Agreement, the Beneficiary shall send Bpifrance, in an envelope marked confidential, an operation report no later than [**] months following the end of its fiscal year, every year from the first year of the Project until the fiscal year following the Project completion date as defined in clause 1.2.2 of the Master Agreement.

The report shall include the following information:

•	R&D expenditure incurred during the year ended,

•	number and classification of jobs created or maintained,

•	publications and other communications related to the Project,

•	developments in intellectual property related to the Project, in particular the patent portfolio.

The report shall also include a plan for the industrialization and marketing of the Products, the deployment of the Products once commenced and the use of the Results. In particular, the report shall detail:

•	forecasts regarding the industrialization of the results or the state of completion of their industrialization (highlights, issues encountered),

•	trends in the relevant market and the competition,

•	estimated dates of the market launch of the products or services and the results and planned sales channels, and

•	as from the date of the first market launch of the products or services, sales of which shall constitute the basis for calculating the Financial Returns as provided in clause 4.1 hereof:

a sales development report in accordance with the model provided in Schedule 1 hereto.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

3.2 – Failure to submit an operation report

If the Beneficiary fails to submit an operation report in accordance with the aforementioned specifications and deadlines, provided that Bpifrance has sent a request by registered mail with return receipt requested that has remained unheeded for [**] days following the date of dispatch of the letter, Bpifrance shall be entitled to:

•	either appoint an external auditor for the purpose of drawing up said report at the Beneficiary’s expense. Should a conflict of interest be demonstrated by the relevant Beneficiary, the latter may request the appointment of another auditor,

•	or apply the provisions of clause 2.12 of the Master Agreement in respect of the relevant Beneficiary.

4 – BENEFICIARY’S FINANCIAL LIABILITIES

The Beneficiary undertakes to pay Bpifrance the Financial Returns defined below.

4.1. – General terms and conditions

The Financial Returns shall be provided in the form of payments calculated on the basis of forecast revenues or income from the direct or indirect exploitation of products or services that apply some or all of the project’s results, in particular:

•	A gene therapy product associated or not associated with a visual stimulation device enabling the treatment of patients suffering from retinitis pigmentosa. Said product specifically includes an AAV2 vector and the halorhodopsin gene.

The Financial Returns include repayments of the Repayable Advance and the Additional Payments under the terms and conditions set forth in clauses 4.2 and 4.3 below.

The amount of the Repayable Advance repayment installments includes a discounting allowance calculated at an annual rate of 1.44% (one point forty four per cent) using the method described below.

The aforementioned discount rate is equal to the applicable rate resulting from the application, as of the date of Bpifrance’s decision to grant the funding, of European Commission Communication no. 2008/C 14/02 on the revision of the method for setting the reference and discount rates, plus 100 basis points.

The amounts M(m) of the advance payments and repayments made in month (m) are thus discounted with reference to the economic situation prevailing in month (m0), the month in which the agreement was executed, according to the following formula:

M(m0) = M(m)(1.0144)(-n/12)

Where n equals the number of months occurring between (m0) and (m),

And the dates to be taken into account are:

•	for a Repayable Advance payment, the date of payment recorded by Bpifrance;

•	for a repayment, the date of receipt recorded by Bpifrance.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

4.2. – Repayment of the advance

1) Save in the event of commercial failure, the Beneficiary undertakes to repay Bpifrance the sum of €6,490,000 (six million four hundred ninety thousand euros) according to the following provisional fixed installment schedule:

Year 1 no later than June 30, 2022	€550,000 (five hundred fifty thousand euros)
Year 2 no later than June 30, 2023	€1,000,000 (one million euros)
Year 3 no later than June 30, 2024	€1,500,000 (one million five hundred thousand euros)
Year 4 no later than June 30, 2025	€1,700,000 (one million seven hundred thousand euros)
Year 5 no later than June 30, 2026	€1,740,000 (one million seven hundred forty thousand euros)

2) And, where applicable, an annual payment equal to:

a) [**]% of the income, excluding tax, received during the previous calendar year from the licensing of rights to use the intellectual property generated by the project,

b) [**]% of the income generated from the sale of intellectual property rights resulting from the project and from the sale of prototypes, pilot series and models created as part of the project.

The amounts owed to Bpifrance pursuant to this subclause shall be deducted, as a matter of priority and in the appropriate amounts, from the last installment shown above and, where applicable, from the previous installments.

“Commercial failure” is understood to mean any circumstance that results in either a complete lack of exploitation or a material deterioration in the conditions of exploitation, for any reason whatsoever apart from technical reasons.

The Beneficiary may request at any time that such failure be officially acknowledged.

The Beneficiary shall submit any and all documentation proving such circumstance in order to substantiate its request. The Parties shall meet in order to assess the impact of such request on the marketing of the products resulting from the program and, if appropriate, shall amend the terms and conditions of the Financial Returns.

3) It is specifically provided that:

If the total amount of the Repayable Advance actually paid by Bpifrance is lower than the sum stipulated in clause 1.2, the repayments provided for in clause 4.2.1 shall be reduced in proportion to the amounts paid.

In any event, all amounts paid to Bpifrance by the Beneficiary by way of Financial Returns shall definitively accrue to Bpifrance.

In any event, if no repayment payable in accordance with this clause has been made during a [**] year period from the last Funding payment as provided for in clause 2 above, the Beneficiary shall be released from all obligations to pay the Financial Returns and this agreement shall be automatically terminated without the need to complete any other formalities, provided that the Beneficiary has performed all of its obligations.

4.3. – Additional Payments

Once the Repayable Advance has been repaid in accordance with the provisions of clause 4.2 above, during the [**] years following the completion date of said repayment, provided that the Beneficiary has generated aggregate revenues amounting to at least €[**] ([**] euros) excluding tax, the Beneficiary shall pay Bpifrance an amount equal to the difference between a sum equal to [**]% of the Repayable Advance, discounted at a rate of [**]% in accordance with the provisions of clause 4.1 hereof, and the amount already paid by the Beneficiary as repayment of the Repayable Advance, in accordance with the following provisional fixed installment schedule:

[**]	€	[**]
[**]	€	[**]

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

In any event:

•	the total period including the fixed installment repayments and profit-share payments shall not exceed [**] years as from the first year of repayment.

The amounts calculated by the Beneficiary shall be rounded up or down to the nearest euro.

Bpifrance shall debit the relevant amount from the bank account specified above within [**] business days following receipt of the annual operation report.

4.4 – Financial Returns – terms and conditions of payment

All amounts owed each year by the Beneficiary under clauses 4.2 and 4.3 hereof shall be paid quarterly by automatic debit from the bank account specified in clause 2 hereof.

For this purpose, the Beneficiary undertakes to authorize Bpifrance to automatically debit the installments from the bank account specified in the debit authorization submitted as of the execution date hereof and to maintain such authorization until the last Additional Payment has been made.

The Beneficiary shall notify Bpifrance of any change in its bank details no less than [**] month before the date of the following installment and shall issue a new debit authorization in due course.

4.5. – Late penalties

Any Advance repayment installment or Additional Payment that has not been paid by the contractual deadline shall give rise to late penalties calculated at the rate of [**]% ([**] per cent) per calendar month of arrears.

4.6. – Closing balance

Upon termination of this agreement in accordance with the provisions of clause 5.7 hereof, Bpifrance shall send the Beneficiary an ordinary letter indicating the final balance of the Financial Returns.

The Beneficiary shall be released from all undertakings and obligations hereunder once it has repaid the advance paid in accordance with the provisions of clause 4.2 hereof, has paid the Additional Payments in accordance with the provisions of clause 4.3 hereof and, more generally, has paid all amounts owed in respect of the Financial Returns defined in clauses 4.1 and 4.6 hereof until the termination hereof.

4.7. – Amendments to the calculation of the Financial Returns

The provisions relating to the Financial Returns may be amended in accordance with developments in the Project that impact the base for calculating the Financial Returns, at the initiative of either Party, which shall notify the other Party of its request for amendment by registered letter with return receipt requested.

The new terms and conditions shall be determined by amicable agreement between the Parties, within a period not exceeding [**] business days following receipt of said registered letter, and shall be recorded in the form of a rider hereto. Either Party may request that a special assessment be carried out, at its own expense, in relation to this procedure.

Should the Parties fail to reach an agreement, the provisions of clause 5.10 hereof shall apply.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

5 - MISCELLANEOUS PROVISIONS

5.1 – Liability

All work and operations related to the Project shall be carried out under the Beneficiaries’ responsibility. In this respect, the Beneficiaries shall be responsible for managing the risks to which persons, property or the environment may be exposed. Under no circumstances and on no account may Bpifrance be held liable in this respect.

5.2 – Subcontracting

Bpifrance shall not interfere in relations between the Beneficiary and its subcontractors; Bpifrance shall not be held contractually liable in this respect.

5.3 – Severability

If one or more provisions of the Repayable Advance Beneficiary Agreement are deemed to be invalid or are ruled as such in application of a law or regulation or pursuant to a final ruling handed down by a court with jurisdiction, the remaining provisions hereof shall remain fully effective within their current scope.

5.4 – Communication of information to the Works Council

The Beneficiary undertakes to fulfill the requirement to inform and consult its Works Council, in accordance with the provisions of clause 2.14 of the Master Agreement, if the amount of the Repayable Advance granted hereunder exceeds the sum of €[**] ([**] euros).

5.5 – Headings

In the event of interpretation difficulties arising in relation to any of the clause headings and the contents of the clause, the clause headings shall be declared non-existent.

5.6 – Assignment

Under no circumstances may this agreement or the Master Agreement be fully or partly assigned by the Beneficiary, for or without valuable consideration, without Bpifrance’s express consent.

5.7 – Validity

This Repayable Advance Beneficiary Agreement shall come into force as of the date of its execution by Bpifrance, which is concurrent with the execution date of the Master Agreement and the other Repayable Advance Beneficiary Agreements.

This Repayable Advance Beneficiary Agreement shall remain in force until Bpifrance has received all amounts owed to it hereunder.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

5.8 – Forbearance

The fact that Bpifrance tolerates a given circumstance shall not result in the conferral of any entitlement on the Beneficiary.

Furthermore, the fact that Bpifrance refrains from implementing any of the provisions hereof may not be construed as a waiver of such provision.

5.9 – Governing law

This Repayable Advance Beneficiary Agreement is governed by the laws of France.

5.10 – Disputes

In the event of any objection, dispute or other disagreement arising in relation to the interpretation or performance hereof, the Parties shall endeavor to reach an amicable settlement. If they fail to reach an agreement, the dispute shall be referred to the courts of Paris with jurisdiction over the matter.

5.11 – Contractual documentation: entire agreement and amendments

The Master Agreement consisting of the general and special terms and conditions and this Repayable Advance Beneficiary Agreement and the schedules to both agreements form an integral whole that cancels and supersedes any and all verbal and written agreements previously entered into.

All material amendments to the Repayable Advance Beneficiary Agreement and its schedules shall be made by means of written riders signed by both Parties.

Executed in two counterparts in Maisons-Alfort on

DEC. 16, 2014

For Bpifrance Financement

/s/ Paul-François FOURNIER

     Paul-François FOURNIER

Executive Director

in Charge of Innovation

Bpifrance Financement

27/31 Avenue du Général Leclerc

94710 MAISONS-ALFORT CEDEX

DEC. 16, 2014

For GENSIGHT BIOLOGICS

/s/ Bernard GILLY

Bernard GILLY

Chairman and CEO

Schedule 1: Model operation report

Date:

Fiscal year N:

Funding Beneficiary:

A.	Benchmark products/services/licenses:

1.	Product/services/licenses A

Description:

Operating company/Operational unit:

Volume/quantity:

Revenues for year N:

2.	Product/services/licenses B

Description:

Operating company:

Volume/quantity:

Revenues for year N:

3.	…

B.	Historical data

Aggregate revenues up to year N-1:

Aggregate Financial Returns paid up to year N-1:

•	Repayment (clause 4.2.2 of the Beneficiary Agreement)

•	Additional Payments (clause 4.4 of the Beneficiary Agreement)

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